Exhibit 23.1

Our Ref: 5C8678/RCC/AH/YCF/AS/ymy

November 5, 2009

PRIVATE AND CONFIDENTIAL

The Board of Directors
China Nutrifruit Group Limited
No. 2 Wenhua Street
Dongfeng New Village
Daqing
Heilongjiang Province
The People's Republic of China

Dear Sirs

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-3 of our auditors' report dated June 30, 2009 relating to the consolidated financial statements of China Nurtrifruit Group Limited as of and for the years ended March 31, 2008 and 2009, appearing in Form 10-K for the year ended March 31, 2009.

We also consent to the reference of our firm under the caption "Experts" in such Prospectus.

Yours faithfully